Exhibit 99.1

Pinnacle Systems, Inc.

[LOGO OF PINNACLE SYSTEMS, INC.]	Corporate Office 280 N. Bernardo Avenue Mountain View, CA 94043 Tel: 650-526-1600 Fax: 650-526-1601 www.pinnaclesys.com

Media Contact
Paulien Ruijssenaars
(650) 237-1648
paulien@pinnaclesys.com
Investor Relations: ir@pinnaclesys.com

PINNACLE SYSTEMS REPORTS RECORD SALES AND NET INCOME FOR
SECOND QUARTER FISCAL 2003

Sales Increase 43% Over Same Quarter Last Year

MOUNTAIN VIEW, CA, January 21, 2003—Pinnacle Systems, Inc. (NASDAQ: PCLE) today announced financial results for the second quarter of fiscal 2003, which ended December 31, 2002. Net sales for the second quarter were $84,501,000, a 43% increase over net sales of $59,132,000 in the second quarter of last fiscal year. Net income for the second quarter, including acquisition-related amortization charges was $4,479,000 or $0.07 per share. Pro forma net income (*) for the second quarter was $7,566,000 or $0.12 per share. In addition, the Company ended the quarter with $108.8 million in cash and marketable securities.

J. Kim Fennell, Pinnacle Systems’ President and Chief Executive Officer, commented, “We are extremely pleased with our outstanding financial performance during the quarter, particularly in light of a difficult economic climate. Sales for the quarter were an all-time high for the Company and exceeded the previous record by 20%. Sales in our Business and Consumer division were particularly strong this holiday quarter having increased 49% sequentially and 69% over the same quarter last year. We believe this strong performance is a result of having cutting-edge technology that we are able to leverage across all of our businesses, and from our focus on customers and business fundamentals.”

By division, net sales for the second quarter were $34.5 million in the Broadcast and Professional division and $50.0 million in the Business and Consumer division, a 17% and 69% respective increase over the same quarter last fiscal year. Gross margins were 59.9% in the Broadcast and Professional division and 50.8% in the Business and Consumer division. Blended gross margins for the second quarter were 54.3%, an increase of almost five margin points over the same quarter last year.

Recent Business Highlights:

•	All-time record high for quarterly sales in the second quarter of fiscal 2003, due to strong sales of Pinnacle Systems consumer products during the holiday quarter.

•	Acquisition of Steinberg Media Technologies AG on January 2, 2003, which adds specialized digital audio software solutions to Pinnacle Systems suite of digital media technology.

•	New product announcements at the Consumer Electronics Show (CES) in January 2003, including Pinnacle Studio MovieBox USB, Pinnacle Studio MovieBox DV, Pinnacle MyMP3 Pro and Pinnacle Instant CD/DVD.

•	Dismissal with prejudice of securities litigation against Pinnacle Systems and certain of its officers and directors that had been pending since July 2000.

•	Selection of Pinnacle Systems award winning Studio 8 editing product for the PC Magazine Editor’s Choice Award for video-editing software in the November 2002 issue.

The Company will host an audio web-cast at 2:00 p.m. (Pacific Time) on January 21, 2003, which can be heard live at www.pinnaclesys.com, and will be available for the following two weeks.

*
The pro forma net income reported for the second quarter excludes $3,379,000 in amortization of acquisition-related intangible assets and assumes a 20% pro forma income tax rate. The pro forma net income information is presented for informational purposes only, as an aid to understanding the Company’s operating results. This pro forma information differs from information prepared in accordance with generally accepted accounting principles and should not be considered a substitute for the historical financial information presented in accordance with GAAP. The pro forma tax rate is used for comparison purposes only. The pro forma measures used by the Company may be different from pro forma measures used by other companies.

About Pinnacle Systems, Inc.

Pinnacle Systems provides broadcasters and consumers with cutting-edge digital media creation, storage, and play-back solutions for use at Home, in the Studio and on the Air. Pinnacle Systems’ award winning digital media solutions are in use around the world for broadcast, video and audio editing, DVD and CDR authoring and on the Internet. A recognized industry leader, the company has received eight prestigious Emmy Awards for its technical innovations and carries this commitment throughout all of its product lines. Pinnacle Systems may be reached at (650) 526-1600 or at www.pinnaclesys.com.

This press release contains forward-looking statements that involve risk and uncertainties within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the Company’s results for the second quarter of fiscal 2003. Actual results may differ materially from the forward-looking statements due to certain risks set forth below. Though the business climate and financial performance for both the Broadcast and Professional and Business and Consumer divisions improved throughout fiscal 2002 and continued to improve during the first half of fiscal 2003, there can be no assurance that such improvement will continue into future quarters. Any slow down in the economy, or any slow down in the markets into which Pinnacle Systems sells it products, could negatively impact future results. New competition or new competitive products in the broadcast, professional, business or consumer markets could impact the Company’s future performance. Though the Company will no longer amortize goodwill for any of its past or potential future acquisitions as a result of adopting SFAS No. 142, we will evaluate, on an annual basis or whenever significant changes occur in our business, whether our goodwill and other intangible assets have been impaired, and will record an impairment charge if they have. All information set forth in this release and its attachments is made as of January 21st, 2003, and the Company undertakes no duty to update this information. More information about potential factors that could affect the Company’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, including (without limitation) under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

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All trademarks and registered trademarks are the property of their owners. © 2001, 2002. Pinnacle Systems, Inc.

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	GAAP		PRO FORMA
	Three Months Ended December 31,		Three Months Ended December 31,
	2002	2001	2002	2001
Net sales	$84,501	$59,132	$84,501	$59,132
Cost of sales	38,582	29,891	38,582	29,891

Gross profit	45,919	29,241	45,919	29,241

Operating expenses:
Engineering and product development	9,283	7,439	9,283	7,439
Sales and marketing	22,531	17,229	22,531	17,229
General and administrative	4,795	3,972	4,795	3,972
Amortization of goodwill and intangibles	3,379	9,103	—	—

Total operating expenses	39,988	37,743	36,609	28,640

Operating income (loss)	5,931	(8,502)	9,310	601
Interest and other income, net	148	412	148	412

Income (loss) before income taxes	6,079	(8,090)	9,458	1,013
Income tax expense	1,600	189	1,892	—

Net income (loss)	$4,479	$(8,279)	$7,566	$1,013

Net income (loss) per share:
Basic	$0.07	$(0.15)

Diluted	$0.07	$(0.15)	$0.12	$0.02

Shares used to compute net income (loss) per share:
Basic	60,451	56,255

Diluted	64,842	56,255	64,842	57,269

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31, 2002	June 30, 2002
Assets

Current assets:
Cash and marketable securities	$100,585	$88,429
Accounts receivable, net	33,894	32,462
Inventories	42,936	40,328
Deferred income taxes	3,854	3,854
Prepaid expenses and other assets	9,134	6,470

Total current assets	190,403	171,543
Marketable securities	8,185	—
Property and equipment, net	11,462	12,256
Goodwill and other intangibles, net	56,502	75,136
Other assets	617	622

	$267,169	$259,557

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$12,309	$12,441
Accrued liabilities	28,793	25,177
Deferred revenue	12,632	11,477

Total current liabilities	53,734	49,095

Deferred income taxes	4,554	4,554

Total liabilities	58,288	53,649

Shareholders’ equity:
Common stock	324,133	310,874
Treasury stock	(6,508)	(6,508)
Accumulated deficit	(106,824)	(93,433)
Accumulated other comprehensive loss	(1,920)	(5,025)

Total shareholders’ equity	208,881	205,908

	$267,169	$259,557